Exhibit (3)(i)
BYLAWS OF
WACHOVIA CORPORATION
AMENDED AND RESTATED ON May 8, 2008

BYLAWS
OF
WACHOVIA CORPORATION
ARTICLE I
OFFICES
     Section 1. Principal Office. The principal office of the corporation shall be located at such place as the Board of Directors may fix from time to time.
     Section 2. Registered Office. The registered office of the corporation required by law to be maintained in the State of North Carolina may be, but need not be, identical with the principal office.
     Section 3. Other Offices. The corporation may have offices at such other places, either within or without the State of North Carolina, as the Board of Directors may designate or as the affairs of the corporation may require from time to time.
ARTICLE II
MEETINGS OF SHAREHOLDERS
     Section 1. Place of Meetings. All meetings of shareholders shall be held at the principal office of the corporation, or at such other place, either within or without the State of North Carolina, as shall in each case be fixed by the Chairman of the Board, the Chief Executive Officer, the President, the Secretary or the Board of Directors and designated in the notice of the meeting.
     Section 2. Annual Meetings. The annual meeting of shareholders shall be held at 9:30 a.m. on the third Tuesday in April of each year, or at such other time and on such other date as the Board of Directors, the Chairman of the Board or the Chief Executive Officer may determine.
     Section 3. Substitute Annual Meeting. If the annual meeting shall not be held on the day designated by these Bylaws, a substitute annual meeting may be called in accordance with the provisions of Section 4 of this Article II. A meeting so called shall be designated and treated for all purposes as the annual meeting.

     Section 4. Special Meetings. Special meetings of the shareholders may be called at any time by the Board of Directors, the Chairman of the Board or the President.
     Section 5. Notice of Meetings. Written notice stating the date, time, and place of each shareholder meeting shall be given not less than 10 nor more than 60 days before the date of the meeting, by personal delivery, telegraph, teletype, or other form of wire or wireless communication, facsimile transmission, mail or private carrier, by or at the direction of the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President, to each shareholder entitled to vote at such meeting; provided that such notice must be given to all shareholders with respect to any meeting at which merger or share exchange is to be considered and in such other instances as required by law. If mailed, such notice shall be deemed to be effective when deposited in the United States mail, correctly addressed to the shareholder at the shareholder’s address as it appears on the current record of shareholders of the corporation, with postage thereon prepaid.
     In the case of a special meeting, the notice of meeting shall include a description of the purpose or purposes for which the meeting is called. In the case of an annual or substitute annual meeting, the notice of meeting need not include a description of the purpose or purposes for which the meeting is called, unless such a description is required by the provisions of the North Carolina Business Corporation Act.
     When a meeting is adjourned to a different date, time or place, notice need not be given of the new date, time or place if (i) the new date, time or place is announced at the meeting before adjournment, and (ii) a new record date is not fixed for the adjourned meeting. If a new record date is fixed for the adjourned meeting (which must be done if the new date is more than 120 days after the date of the original meeting), notice of the adjourned meeting must be given as provided in this section to persons who are shareholders as of the new record date.
     Section 6. Waiver of Notice. Any shareholder may waive notice of any meeting before or after the meeting. The waiver must be in writing, signed by the shareholder and delivered to the corporation for inclusion in the minutes or filing with the corporate records. A shareholder’s attendance, in person or by proxy, at a meeting (i) waives objection to lack of notice or defective notice of the meeting, unless the shareholder or his proxy at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (ii) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the shareholder or his proxy objects to considering the matter before it is voted upon.
     Section 7. Shareholders’ List. Before each meeting of shareholders, the Secretary shall prepare an alphabetical list of the shareholders entitled to notice of such meeting. The list shall be arranged by voting group (and within each voting group by class or series of shares) and show the address of and number of shares held by each shareholder. The list shall be kept on file at the principal office of the corporation or at a place identified in the meeting notice in the city where the meeting will be held, for the period beginning two business days after notice of the meeting is given and continuing through the meeting and shall be available for inspection by any shareholder, his agent or attorney, at any time during regular business hours. The list shall also be available at the meeting and shall be subject to inspection by any shareholder, his agent or attorney, at any time during the meeting or any adjournment thereof.
     Section 8. Voting Group. All shares of one or more classes or series that under the articles of incorporation (as the same may be amended or amended and restated, the “Articles of Incorporation”) or the North Carolina Business Corporation Act are entitled to vote and be counted together collectively on a matter at a meeting of shareholders, constitute a voting group. All shares entitled by the Articles of Incorporation or the North Carolina Business Corporation Act to vote generally on a matter are for that purpose a single voting group. Classes or series of shares shall not be entitled to vote separately by voting group unless expressly authorized by the articles of incorporation or specifically required by law.
     Section 9. Quorum. Shares entitled to vote as a separate voting group may take action on a matter at the meeting only if a quorum of those shares exists. A majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter.
     Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.
     In the absence of a quorum at the opening of any meeting of shareholders, such meeting may be adjourned from time to time by the vote of a majority of the votes cast on the motion to adjourn. Subject to the provisions of Section 5 of this Article II, at any adjourned meeting any business may be transacted that might have been transacted at the original meeting if a quorum exists with respect to the matter proposed.
     Section 10. Proxies. Shares may be voted either in person or by one or more proxies authorized by a written appointment of proxy signed by the shareholder or by his duly authorized attorney-in-fact. Any appointment in the form of an electronic record that may be reproduced in paper form by an automated process and bears the shareholder’s electronic signature, including a photocopy, telegram, cablegram, facsimile transmission, or email shall be deemed a valid appointment form. In addition, by resolution of the Board of Directors, the corporation may permit a shareholder to appoint one or more proxies by any kind of telephonic transmission, even if not accompanied by written communication, under circumstances or together with information from which the corporation can reasonably assume that the appointment was made or authorized by the shareholder. An appointment of proxy is valid for 11 months from the date of its execution, unless a different period is expressly provided in the appointment form.

     Section 11. Voting of Shares. Subject to the provisions of the Articles of Incorporation, each outstanding share shall be entitled to one vote on each matter voted on at a meeting of shareholders.
     Except as provided in Article 12 of the Articles of Incorporation with respect to the election of directors, if a quorum exists, action on a matter by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless a greater vote is required by law, the Articles of Incorporation or these Bylaws.
     Absent special circumstances, shares of the corporation are not entitled to vote if they are owned, directly or indirectly, by another corporation in which the corporation owns, directly or indirectly, a majority of the shares entitled to vote for directors of the second corporation; provided that this provision does not limit the power of the corporation to vote its own shares held by it in a fiduciary capacity.
     Section 12. Informal Action by Shareholders. Any action that is required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if one or more written consents, describing the action so taken, shall be signed by all of the shareholders who would be entitled to vote upon such action at a meeting and delivered to the corporation for inclusion in the minutes or filing with the corporate records.
     If the corporation is required by law to give notice to nonvoting shareholders of action to be taken by unanimous written consent of the voting shareholders, then the corporation shall give the nonvoting shareholders, if any, written notice of the proposed action at least 10 days before the action is taken.
     Section 13. Actions to be Taken at an Annual Meeting of Shareholders. No business shall be transacted at an annual meeting of shareholders, except such business as shall be (i) specified in the notice of meeting given as provided in Section 5 of this Article II, (ii) otherwise brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise brought before the meeting by a shareholder of record of the corporation entitled to vote at the meeting, in compliance with the procedure set forth in this Section 13. For business to be brought before an annual meeting by a shareholder pursuant to (iii) above, the shareholder must have given timely notice, and not withdrawn, in writing to the Secretary. To be timely, a shareholder’s notice shall be delivered to, or mailed and received at, the principal executive offices of the corporation not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, in the event the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by a shareholder must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Notice of actions to be brought before the annual meeting pursuant to (iii) above shall set forth, as to each matter the shareholder proposes to bring before the meeting, (a) a brief description of the business desired to be brought before the meeting and the reasons for bringing such business before the meeting, and (b) as to the shareholder giving the notice, (i) the name and address, as they appear on the corporation’s books, of such shareholder, (ii) the classes and number of shares of the corporation which are owned of record or beneficially by such shareholder, and (iii) any material interest of such shareholder in such business other than his interest as shareholder of the corporation. A shareholder may withdraw a notice provided pursuant to this Section 13 by providing a written notice of revocation to the Secretary of the corporation at the principal executive offices of the corporation prior to the commencement of the annual meeting of shareholders. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with the provisions set forth in this Section 13. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that any business was not properly brought before the meeting in accordance with the provisions prescribed by these Bylaws and, if the chairman should so determine, the chairman shall so declare to the meeting and any such business not so properly brought before the meeting shall not be transacted.
     Section 14. Conduct of Meeting and Order of Business. Unless determined otherwise by the Board of Directors, the Chairman of the Board, and in the absence of the Chairman of the Board, the Chief Executive Officer, shall act as chairman at all meetings of shareholders and the Secretary of the corporation shall act as secretary at all meetings of shareholders. The chairman of the meeting shall have the right and authority to determine and maintain the rules, regulations and procedures for the proper conduct of the meeting, including but not limited to restricting entry to the meeting after it has commenced, maintaining order and the safety of those in attendance, opening and closing the polls for voting, dismissing business not properly submitted, and limiting time allowed for discussion of the business of the meeting.
ARTICLE III
BOARD OF DIRECTORS
     Section 1. General Powers. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, the Board of Directors.
     Section 2. Number, Term of Office and Qualification. The number of directors shall be determined by the Board of Directors in accordance with Article 7 of the Articles of Incorporation. Each director shall continue in office until the next annual meeting of shareholders and until such director’s successor shall have been elected and qualified, or, if earlier, until such director’s death, resignation, disqualification or removal in the manner hereinafter provided. Directors need not be residents of the State of North Carolina or shareholders of the corporation.
     Section 3. [Repealed].

     Section 4. Removal. The Board of Directors or any individual director may be removed from office only in accordance with the provisions of Article 7 of the Articles of Incorporation.
     Section 5. Vacancies. Any vacancies in the Board of Directors shall be filled in accordance with the provisions of Article 7 of the Articles of Incorporation.
     Section 6. Compensation. The Board of Directors may provide for the compensation of directors for their services as such and for the payment or reimbursement of any or all expenses incurred by them in connection with such services.
     Section 7. Nominations for Election of Directors. Only persons who are nominated in accordance with the provisions set forth in these Bylaws shall be eligible to be elected as directors at an annual meeting of shareholders. Nominations of persons for election to the Board of Directors may be made at such meeting of shareholders (i) by or at the direction of the Board of Directors, or (ii) by any shareholder of the corporation who is a shareholder of record at the time of giving of notice provided for in this Section 7, who shall be entitled to vote for the election of directors at the meeting and who complies with the notice procedures set forth in this Section 7. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice delivered in writing to the Secretary and not withdrawn. To be timely, a shareholder’s notice shall be delivered to, or mailed and received at, the principal executive offices of the corporation not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, in the event the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by a shareholder must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, information relating to such person similar in substance to that required to be disclosed in solicitations of proxies for election of directors pursuant to Items 7(a) and (b) of Regulation 14A under the Securities Exchange Act of 1934, as amended, and such person’s written consent to being named as a nominee and to serving as a director if elected, and (b) as to the shareholder giving the notice, (i) the name and address, as they appear on the corporation’s books, of such shareholder, and (ii) the class and number of shares of the corporation which are owned of record or beneficially by such shareholder. At the request of the Board of Directors, any person nominated by the Board for election as a director shall furnish to the Secretary that information required to be set forth in a shareholder’s notice of nomination which pertains to the nominee. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the provisions prescribed by these Bylaws and, if the chairman should so determine, the chairman shall so declare to the meeting and the defective nomination shall be disregarded. A shareholder may withdraw a notice provided pursuant to this Section 7 by providing a written notice of revocation to the

Secretary of the corporation at the principal executive offices of the corporation prior to the commencement of the annual meeting of shareholders. The foregoing provisions of this Section 7 shall not apply to any director who is nominated and elected under specified circumstances by holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation.
     Section 8. Chairman of the Board. The Board of Directors shall annually elect one of its members to be Chairman of the Board and shall fill any vacancy in the position of Chairman of the Board at such time and in such manner as the Board of Directors shall determine. The Chairman of the Board may, but need not, be an officer of the corporation. The Chairman of the Board shall preside at meetings of the Board of Directors and perform such other duties as may be directed by the Board of Directors.
ARTICLE IV
MEETINGS OF DIRECTORS
     Section 1. Regular Meetings. A regular meeting of the Board of Directors shall be held on the same date, and at the same place, as the annual meeting of shareholders. In addition, the Board of Directors may provide, by resolution, the time and place, either within or without the State of North Carolina, for the holding of additional regular meetings of the Board. Such a meeting may be held by teleconference call to the extent permitted by applicable law.
     Section 2. Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board, the Chief Executive Officer, the President or by any three directors. Such a meeting may be held either within or without the State of North Carolina, as fixed by the person or persons calling the meeting. Such a meeting may be held by teleconference call to the extent permitted by applicable law.
     Section 3. Notice of Meetings. Regular meetings of the Board of Directors may be held without notice. The person or persons calling a special meeting of the Board of Directors shall, at least twenty-four hours before the meeting, give or cause to be given notice thereof by any usual means of communication, including electronic means. Such notice need not specify the purpose for which the meeting is called. Any duly convened regular or special meeting may be adjourned by the directors to a later time without further notice.
     Section 4. Waiver of Notice. Any director may waive notice of any meeting before or after the meeting. The waiver must be in writing, signed by the director entitled to the notice and delivered to the corporation for inclusion in the minutes or filing with the corporate records. A director’s attendance at or participation in a meeting waives any required notice of such meeting, unless the director at the beginning of the meeting, or promptly upon arrival, objects to holding the meeting or to transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

     Section 5. Quorum. Unless the Articles of Incorporation or these Bylaws provide otherwise, a majority of the number of directors fixed by or pursuant to the Articles of Incorporation shall constitute a quorum for the transaction of business at any meeting of the Board of Directors.
     Section 6. Manner of Acting. Except as otherwise provided in the Articles of Incorporation or these Bylaws, including Section 9 of this Article IV, the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.
     Section 7. Presumption of Assent. A director who is present at a meeting of the Board of Directors or a committee of the Board of Directors when corporate action is taken is deemed to have assented to the action taken unless (i) the director objects at the beginning of the meeting or promptly upon such director’s arrival, to holding the meeting or to transacting business at the meeting, (ii) the director’s dissent or abstention from the action taken is entered in the minutes of the meeting, or (iii) the director files written notice of dissent or abstention with the presiding officer of the meeting before its adjournment or with the corporation immediately after the adjournment of the meeting. Such right of dissent or abstention is not available to a director who votes in favor of the action taken.
     Section 8. Action without Meeting. Action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if the action is taken by all members of the Board. The action must be evidenced by one or more written consents signed by each director before or after such action, describing the action taken and included in the minutes or filed with the corporate records.
     Section 9. Committees of the Board. The Board of Directors may create an Executive Committee and other committees of the Board and appoint members of the Board of Directors to serve on them. The creation of a committee of the Board and appointment of members to it must be approved by the greater of (i) a majority of the number of directors in office when the action is taken, or (ii) the number of directors required to take action pursuant to Section 6 of this Article IV. Each committee of the Board must have two or more members and, to the extent authorized by law and specified by the Board of Directors, shall have and may exercise all of the authority of the Board of Directors in the management of the corporation. Each committee member serves at the pleasure of the Board of Directors. The provisions in these Bylaws governing meetings, action without meetings, notice, waiver of notice, quorum and voting requirements of the Board of Directors apply to committees of the Board established under this section.
ARTICLE V
OFFICERS
     Section 1. Number of Officers. The officers of the corporation may be a Chief Executive Officer, a President, one or more Vice Chairmen (who shall not be required to be directors of the corporation), one or more Vice Presidents, a Secretary, a Treasurer and such other officers as may be appointed in accordance with the provisions of this Article V. Any two or more offices may be held by one person, but no individual may act in more than one capacity where action of two or more officers is required.
     Section 2. Election, Term of Office and Qualification. Each officer, except such officers as may be appointed in accordance with the provisions of Section 3 of this Article V, shall be chosen by the Board of Directors and shall hold office until the annual meeting of the Board of Directors held next after such officer’s election or until such officer’s successor shall have been duly chosen and qualified or until such officer’s death, resignation, disqualification or removal from office.
     Section 3. Subordinate Officers. The Board of Directors may delegate to any officer the power to appoint any subordinate officer and to prescribe such officer’s respective authority and duties.
     Section 4. Officers Acting as Assistant Secretary. Any Senior Executive Vice President, Executive Vice President, Senior Vice President, Vice President or Assistant Vice President shall have, by virtue of such officer’s office and by authority of these Bylaws the authority from time to time to act as an Assistant Secretary of the corporation and to such extent said officers are appointed to the office of Assistant Secretary.
     Section 5. Removal. The officers specifically designated in Section 1 of this Article V may be removed, either with or without cause, by vote of a majority of the number of directors then in office. The officers appointed in accordance with the provisions of Section 3 of this Article V may be removed, either with or without cause, by a majority vote of the directors present at any meeting or by any officer upon whom such power of removal may be conferred by the Board of Directors. The removal of any person from office shall be without prejudice to the contract rights, if any, of the person so removed.
     Section 6. Resignations. Any officer may resign at any time by giving written notice to the Board of Directors, the Chairman of the Board, the Chief Executive Officer, or the President, or if such officer was appointed by an officer in accordance with Section 3 of this Article V, by giving written notice to the officer who appointed such officer. Such resignation shall take effect at the time specified therein, or if no time is specified therein, at the time such resignation is received by the Chairman of the Board, the Chief Executive Officer, the President or the officer who appointed such officer, unless it shall be necessary to accept such resignation before it becomes effective, in which event the resignation shall take effect upon its acceptance by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or the officer who appointed such officer. Unless otherwise specified therein, the acceptance of any such resignation shall not be necessary to make it effective.
     Section 7. Vacancies. A vacancy in an office because of death, resignation, removal, disqualification or any other cause, shall be filled for the unexpired portion of the term in the manner prescribed by these Bylaws for regular appointments or elections to such office.
     Section 8. [Repealed].
     Section 9. Duties of Officers. The duties of all officers elected by the Board of Directors shall be prescribed by the Board of Directors. Nevertheless, the Board of Directors may delegate to the Chief Executive Officer the authority to prescribe the duties of other officers of the corporation not inconsistent with law, the Articles of Incorporation and these Bylaws.
     In case of the absence of any officer of the corporation or for any other reason that the Board of Directors may deem sufficient, the Board of Directors may delegate the powers or duties of such officer to any other officer or to any director for the time being, provided a majority of the directors then in office concurs therein.
     Section 10. Salaries of Officers. No officer of the corporation shall be prevented from receiving a salary as such officer or from voting thereon by reason of the fact that such officer is also a director of the corporation. The salaries of the officers of the corporation, including such officers as may be directors of the corporation, shall be fixed from time to time by the Board of Directors, except that the Board of Directors may delegate to any officer who has been given power to appoint subordinate officers, as provided in Section 3 of this Article V, the authority to fix the salaries or other compensation of any such officers appointed by him.
ARTICLE VI
CONTRACTS, LOANS, CHECKS AND DEPOSITS
     Section 1. Contracts. The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation. Such authority may be general or confined to specific instances.
     Section 2. Loans. No loans shall be contracted on behalf of the corporation and no evidence of indebtedness shall be issued in its name unless authorized by the Board of Directors, the Chief Executive Officer or such other officers designated by the Board or the Chief Executive Officer. Such authority may be general or confined to specific instances.
     Section 3. Checks and Drafts. All checks, drafts or other orders for the payment of money, issued in the name of the corporation, shall be signed by such officer or officers, agent or agents of the corporation and in such manner as may from time to time be determined by the Board of Directors.

     Section 4. Deposits. All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such depositories as may be selected by or under the authority of the Board of Directors.
ARTICLE VII
SHARES AND THEIR TRANSFER
     Section 1. Certificates for Shares. The Board of Directors may authorize the issuance of some or all of the shares of the corporation’s classes or series without issuing certificates to represent such shares. If shares are represented by certificates, the certificates shall be in such form as required by law and as determined by the Board of Directors. Certificates shall be signed, either manually or in facsimile, by the Chairman of the Board, the Chief Executive Officer, the President or a Vice President and by the Secretary or Treasurer or an Assistant Secretary or an Assistant Treasurer. All certificates for shares shall be consecutively numbered or otherwise identified and entered into the stock transfer books of the corporation. When shares are represented by certificates, the corporation shall issue and deliver to each shareholder to whom such shares have been issued or transferred, certificates representing the shares owned by him. When shares are not represented by certificates, then within a reasonable time after the issuance or transfer of such shares, the corporation shall send the shareholder to whom such shares have been issued or transferred a written statement of the information required by law to be on certificates.
     Section 2. Stock Transfer Books. The corporation shall keep, or cause one or more stock transfer agents to keep, a book or set of books, to be known as the stock transfer books of the corporation, containing the name of each shareholder of record, together with such shareholder’s address and the number and class or series of shares held by such shareholder. Transfers of shares of the corporation shall be made only on the stock transfer books of the corporation by the holder of record thereof or by such holder’s legal representative, who shall furnish proper evidence of authority to transfer, or by such holder’s attorney authorized to effect such transfer by power of attorney duly executed, and upon surrender for cancellation of the certificate for such shares (if the shares are represented by certificates). The Board of Directors may make rules and regulations as it deems expedient concerning the issue, transfer and registration of shares of the corporation.
     Section 3. Lost, Stolen or Destroyed Certificates. The corporation may authorize the issuance of a new certificate to be issued in place of any certificate theretofore issued by the corporation claimed to have been lost, stolen or destroyed, upon receipt of an affidavit of such fact from the person claiming the certificate to have been lost, stolen or destroyed. When authorizing such issue of a new certificate, the corporation shall require that the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, give the corporation a bond in such sum and with such surety or other security as the corporation may direct as indemnity against any claim that may be made against the corporation with respect to the certificate claimed to have been lost, stolen or destroyed, except where the Board of Directors or the Chief Executive Officer finds that the circumstances justify omission of a bond.
     Section 4. Fixing Record Date. The Board of Directors may fix a future date as the record date for one or more voting groups in order to determine the shareholders entitled to notice of a shareholders’ meeting, to vote or to take any other action. Such record date may not be more than 70 days before the meeting or action requiring a determination of shareholders. A determination of shareholders entitled to notice of or to vote at a shareholders’ meeting is effective for any adjournment of the meeting unless the Board of Directors fixes a new record date for the adjourned meeting, which it must do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.
     If no record date is fixed by the Board of Directors for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, the close of business on the day before the first notice of the meeting is delivered to shareholders shall be the record date for such determination of shareholders.
     The Board of Directors may fix a date as the record date for determining shareholders entitled to a distribution or share dividend. If no record date is fixed by the Board of Directors for such determination, it is the date the Board of Directors authorizes the distribution or share dividend.
     Section 5. Holder of Record. Except as otherwise required by law, the corporation may treat the person in whose name the shares stand of record on its books as the absolute owner of the shares and the person exclusively entitled to receive notification and distributions, to vote and to otherwise exercise the rights, powers and privileges of ownership of such shares.
ARTICLE VIII
GENERAL PROVISIONS
     Section 1. Distributions. The Board of Directors may from time to time authorize, and the corporation may grant, distributions and share dividends to its shareholders pursuant to law and subject to the provisions of the Articles of Incorporation.
     Section 2. Seal. The corporate seal of the corporation shall consist of two concentric circles between which is the name of the corporation and in the center of which is inscribed SEAL; and such seal, as impressed or affixed on the margin hereof, is hereby adopted as the corporate seal of the corporation.
     Section 3. Fiscal Year. The fiscal year of the corporation shall be the calendar year or such other period fixed by the Board of Directors.

     Section 4. Amendments. Except as otherwise provided in these Bylaws, the Articles of Incorporation or the North Carolina Business Corporation Act, these Bylaws may be amended or repealed and new Bylaws may be adopted by the affirmative vote of a majority of the number of directors then in office at any regular or special meeting of the Board of Directors. The Board of Directors shall not have power to amend, repeal or adopt a Bylaw (i) requiring more than a majority of the voting shares for a quorum at a meeting of shareholders or more than a majority of the votes cast to constitute action by the shareholders, except where higher percentages are required by law, (ii) providing for the management of the corporation other than by the Board of Directors or its Executive Committee, (iii) increasing or decreasing the authorized number of directors beyond the maximum number or minimum number set forth in Article 7 of the Articles of Incorporation, or (iv) inconsistent with, or (as to any matter covered by said Article 7) in a manner other than as prescribed by, Article 7 of the Articles of Incorporation. The shareholders may amend or repeal the Bylaws and adopt new Bylaws at any annual meeting or at a special meeting called for such purpose provided that no Bylaw may be so amended, repealed or adopted which is inconsistent with, or (as to any matter covered by said Article 7) adopted in a manner other than as prescribed by, Article 7 of the Articles of Incorporation without the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock of the corporation entitled to vote in the election of directors, voting together as a single class. No Bylaw adopted or amended by the shareholders shall be altered or repealed by the Board of Directors, except when the Articles of Incorporation or a Bylaw adopted by the shareholders authorizes the Board of Directors to adopt or repeal any such Bylaw.
     Section 5. Definitions. Unless the context otherwise requires, terms used in these Bylaws shall have the meanings assigned to them in the North Carolina Business Corporation Act to the extent defined therein.
     Section 6. Inapplicability of The North Carolina Shareholder Protection Act. The provisions of The North Carolina Shareholder Protection Act (N.C.G.S. § 55-9-01 through § 55-9-05) shall not be applicable to the corporation, effective as of August 21, 1990, the date this Bylaw was adopted by the Board of Directors in accordance with Section 55-9-05 of such Act.
     Section 7. Inapplicability of The North Carolina Control Share Acquisition Act. The provisions of The North Carolina Control Share Acquisition Act (N.C.G.S. § 55-9A-01 through § 55-9A-09) shall not be applicable to the corporation, effective as of August 21, 1990, the date this Bylaw was adopted by the Board of Directors in accordance with Section 55-9A-09 of such Act.
     Section 8. Execution of Instruments. All agreements, indentures, mortgages, deeds, conveyances, transfers, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, affidavits, bonds, undertakings, proxies, and other instruments or documents may be signed, executed, acknowledged, verified, delivered or accepted on behalf of the corporation by the Chairman of the Board, the Chief Executive Officer or the President, or any Vice Chairman, any Vice President,

however designated, or the Secretary or any Assistant Secretary; provided, however, that where required, any such instrument shall be attested by one of such officers other than the officer executing such instrument. Any such instruments may also be executed, acknowledged, verified, delivered, or accepted on behalf of the corporation in such other manner and by such other officers as the Board of Directors may from time to time direct. The provisions of this Section 8 are supplementary to any other provisions of these Bylaws.
ARTICLE IX
INDEMNIFICATION
     Section 1. Right to Indemnification — Executive Officers, Directors of the Corporation or of Designated Subsidiaries, and Requested Representatives. Except as otherwise limited in this Article IX, the Corporation shall, to the fullest extent permitted by law, indemnify any person who at any time serves or has served as (i) an officer of the Corporation or of a Subsidiary if such officer is an Executive Officer, (ii) a Director of the Corporation or of a Designated Subsidiary, and (iii) any person who, while serving in any of the foregoing capacities, also serves or has served as a Requested Representative, against Liability that arises out of his or her status as an officer of the Corporation or of a Subsidiary, a Director of the Corporation or of a Designated Subsidiary, or as a Requested Representative.
     Section 2. Right to Advancement of Expenses — Executive Officers, Directors of the Corporation or of Designated Subsidiaries, and Requested Representatives. Except as otherwise provided in this Section 2, the Corporation shall pay, from time to time in advance of the final disposition of such Proceeding, the reasonable Expenses of any person who at any time serves or has served in any of the capacities described in Section 1 incurred by him or her in defending any Proceeding that arises out of his or her status as an officer of the Corporation or of a Subsidiary if such officer is an Executive Officer, or as a Director of the Corporation or of a Designated Subsidiary, or as a Requested Representative. The Corporation shall not be required to pay Expenses in advance, however, (i) in any case, if it shall not have received an undertaking by or on behalf of such person to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the Corporation against such Expenses under Section 1; and (ii) in connection with a Federal Banking Agency Proceeding, unless the Board of Directors of the Corporation, or its designee as permitted under such regulations, shall have determined that such advance payment of Expenses is not a Prohibited Indemnification Payment and is otherwise permissible under the Federal Banking Regulations.
     Section 3. Board Determinations. The Board of Directors of the Corporation shall take all such action as may be necessary and appropriate to authorize the Corporation to pay the indemnification and pay in advance the Expenses that are required by Sections 1 and 2 of this Article IX, including (i)

making a determination of whether such indemnification is permitted by law and required under Section 1 and, if so permitted and required, a determination of the reasonable amount due under these Bylaws, and (ii) making such other determinations as are required by any Federal Banking Regulations. The Board of Directors may appoint a committee of the Board of Directors or special counsel, or both, to make such determinations as permitted by applicable law, including any Federal Banking Regulations.
     Section 4. Actions to Enforce Rights to Indemnification or Advancement of Expenses. If indemnification or advancement of Expenses due under Sections 1 or 2 hereof is not paid in full by the Corporation within ninety days after a written claim therefor has been received by the Corporation, the person claiming such indemnification or advancement may, at any time within one (1) year after the end of such 90-day period, bring suit against the Corporation to recover the unpaid amount of the claim due, and, if successful in whole or in part, such person shall be entitled, to the fullest extent permitted by law, to be paid also the reasonable expenses, including counsel fees, incurred by him or her in making and enforcing such claim. In (a) any suit brought to enforce a right to indemnification under Section 1 of this Article IX (but not, except as set forth in clause (b) hereof, in a suit brought to enforce a right to advancement of Expenses under Section 2 of this Article IX) and (b) any suit brought to enforce a right to advancement of Expenses under Section 2 of this Article IX in connection with a Federal Banking Agency Proceeding, it shall be a defense to any such claim that the standards for indemnification or advancement of Expenses, as the case may be, under state or federal law have not been met. In any suit brought by the Corporation to recover Expenses advanced pursuant to the terms of an undertaking to repay such Expenses, the Corporation shall be entitled to recover such Expenses unless a court of competent jurisdiction determines, in a final adjudication, that the standards for indemnification under state or federal law have been met.
     Section 5. Discretionary Indemnification and Advancement of Expenses. Except as otherwise provided in Section 1, the Corporation may, but shall not be required to, indemnify any person who at any time serves or has served as a Director, officer, employee or agent of the Corporation or of a Subsidiary (including a Designated Subsidiary), or any person who serves or has served as a Requested Representative, to the fullest extent permitted by law, against Liability incurred by such person that arises out of his or her status as such. Except as otherwise provided in Section 2, the Corporation may, but shall not be required to, pay, from time to time in advance of the final disposition of any such Proceeding, the reasonable Expenses incurred by any such person in defending any Proceeding that arises out of such person’s status as a Director, officer, employee or agent of the Corporation or of a Subsidiary (including a Designated Subsidiary), or as a Requested Representative. The Corporation shall not pay such Expenses in advance, however, (i) in any case, if it shall not have received an undertaking by or on behalf of such person to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the Corporation under applicable law, including the Federal Banking Regulations; and (ii) in connection with a Federal Banking Agency Proceeding, unless the Board of Directors of the Corporation, or its designee as permitted under such regulations, shall have determined that such advance payment of Expenses is not a Prohibited Indemnification Payment and is otherwise permissible under the Federal Banking Regulations. Such undertaking may contain such other terms and provisions as the Corporation may require.
     The Chief Executive Officer of the Corporation, or his or her designee, shall make all determinations with respect to indemnification and advancement of Expenses under Section 5 of this Article IX, except that (i) the Board of Directors of the Corporation (or a special committee thereof or special counsel, as permitted under Section 3 of this Article IX) shall make all such determinations with respect to indemnification of or advancement of Expenses for any person otherwise covered under Section 1 of this Article or as may be required by applicable law, and (ii) no indemnification or advancement of Expenses shall be made in connection with a Federal Banking Agency Proceeding unless the Board of Directors of the Corporation, or its designee as may be permitted under such regulations, shall have determined that such indemnification or advancement of Expenses is permissible under the Federal Banking Regulations.
     Section 6. Insurance. Except as otherwise prohibited by law, including the Federal Banking Regulations, the Corporation may purchase and maintain insurance to protect itself and any person who is serving or has served in any of the capacities enumerated in Sections 1 and 5 against liability or loss arising from such person’s status in that capacity, whether or not the Corporation would have the power to indemnify such person against such liability or loss.
     Section 7. Miscellaneous Matters. Notwithstanding any provision otherwise set forth in this Article IX:
     (a) Any person who at any time after the adoption of this Article IX serves or has served in any of the capacities described in Section 1 for or on behalf of the Corporation shall be deemed to be doing or to have done so in reliance upon, and as consideration for, the rights of indemnification and advance payment of Expenses provided in this Article IX. Such right shall inure to the benefit of the legal representative of any such person.
     (b) The rights to indemnification and advancement of Expenses set forth in Sections 1, 2 and 5 of this Article IX shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

     (c) The Corporation shall have no obligation to indemnify any person against liability for any amount paid in settlement or compromise of any Proceeding unless the Corporation has consented in writing to such settlement or compromise.
     (d) If and to the extent that providing indemnification or paying Expenses to any person otherwise entitled thereto hereunder would reduce or otherwise render wholly or partly unavailable any (i) indemnification from any source other than the Corporation or its Subsidiaries or (ii) insurance coverage otherwise available as a source of such payment, then, to the extent such indemnification or coverage would otherwise be available, the Corporation shall not be obligated to provide such indemnification or pay such Expenses hereunder.
     (e) Amounts payable by the Corporation to any Requested Representative shall be reduced by and to the extent of any indemnification of or advance or reimbursement of Expenses to such person from any other corporation or entity for which such person served as the Corporation’s (or one of its Subsidiaries’) Requested Representative.
     (f) A Requested Representative described in Section 7(i)(xvi) who acted in the best interests of the employee benefit plan, its participants and beneficiaries, shall be deemed to have acted in the best interests of the Corporation.
     (g) The right to indemnification herein provided for shall apply to persons who are directors, officers, or employees of corporations or other entities that are hereafter merged or otherwise combined with or acquired by the Corporation or any Subsidiary only after the effective date of such merger, combination or acquisition and only as to their status and activities after such date.
     (h) No revocation of, change in, or adoption of any resolution or provision in the Articles of Incorporation or Bylaws of the Corporation inconsistent with this Bylaw shall adversely affect the rights of any Director, Executive Officer, officer or employee of the Corporation or a Subsidiary with respect to (i) any proceeding commenced or threatened prior to such revocation, change, or adoption, or (ii) any proceeding arising out of any act or omission occurring prior to such revocation, change, or adoption, in either case, without the written consent of such person.

     (i) The following terms used in this Article IX shall have the meanings set forth in this paragraph unless the context plainly requires otherwise:
     (i) “Corporation” means Wachovia Corporation;
     (ii) “Designated Subsidiary” means a Subsidiary of the Corporation or other company or entity designated by the Board of Directors of the Corporation as subject to Section 1 of this Article IX;
     (iii) “Director” means a person who is appointed or elected as a director of a corporation or other company in accordance with applicable statutes and the organizational documents of such corporation or company and any Manager;
     (iv) “Executive Officer” means a Regulation O Officer of the Corporation or of a Designated Subsidiary, a member of the Corporation’s Operating Committee, or a Section 16 Officer;
     (v) “Expenses” means expenses of every kind incurred in defending a Proceeding, including counsel fees and expenses;
     (vi) “Federal Banking Agency” has the same meaning set forth in 12 United States Code Section 1813(z) and any successor or replacement statute, as the same may be amended or modified from time to time;
     (vii) “Federal Banking Agency Proceeding” means an administrative proceeding or civil action initiated by a Federal Banking Agency;
     (viii) “Federal Banking Regulations” means 12 Code of Federal Regulations Part 359 and any successor or replacement regulation therefor, as the same may be amended or modified from time to time, and any other regulation or interpretation thereof promulgated by a federal banking agency with respect to indemnification or advancement of expenses;
     (ix) “including” means including without limitation;

     (x) “Liability” means (a) any judgment, money decree, fine (including an excise tax assessed with respect to an employee benefit plan), penalty or settlement (but in the case of any settlement, subject to Section 7(c) of this Article IX) that a person shall actually incur or for which he or she has become liable in any Proceeding and (b) reasonable Expenses incurred in defending any Proceeding;
     (xi) “Manager” means (a) a person who is designated a manager of a manager-managed limited liability company in accordance with applicable statutes and the organizational documents of such company, and (b) any other person in whom management of the affairs of a limited liability company is vested in accordance with applicable statutes and the organizational documents of such company;
     (xii) “Operating Committee” means the members from time to time of the Corporation’s Operating Committee or successor committee designated by the Chief Executive Officer of the Corporation;
     (xiii) “Proceeding” means any threatened, pending or completed civil, criminal, administrative, investigative or arbitrative action, suit or proceeding (and any appeal therein), whether formal or informal and whether or not brought by or on behalf of the Corporation;
     (xiv) “Prohibited Indemnification Payment” has the same meaning set forth in the Federal Banking Regulations;
     (xv) “Regulation O Officer” means an executive officer of the Corporation or a Subsidiary who, by resolution of the Corporation’s or Subsidiary’s board of directors, has been designated an executive officer of the Corporation or Subsidiary for purposes of Regulation O of the Federal Reserve Board;
     (xvi) “Requested Representative” means any person who serves or has served, at the request of the Corporation (or one of its Subsidiaries), as (A) a trustee, administrator, member of a plan committee with respect to an employee benefit plan for the benefit of employees of the Corporation or any of its Subsidiaries, or any other position that imposes duties upon such person with respect to such employee benefit plan, its beneficiaries or participants, or (B) a Director, partner, trustee, officer, employee or agent of (1) a stock or non-stock corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise (other than a Subsidiary) in which the Corporation directly or indirectly owns shares of stock, other equity interests, or instruments that may be convertible to equity interests, or has any direct or indirect financial or business interest, (2) a charitable, not-for-profit, religious, or educational corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise, (3) another corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise in connection with the administration of an estate or trust by the Corporation or by Wachovia Bank, N.A. or by any of the Corporation’s Subsidiaries, or (4) a trade association;
     (xvii) “Section 16 Officer” means an officer of the Corporation who by resolution of the Board of Directors of the Corporation has been determined to be an “officer” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended;
     (xviii) “serving at the request of the Corporation” or any similar phrase shall be deemed to include any person who serves in an office or as an employee or in another capacity if such person was designated, appointed, or elected to such position by the Corporation, by any Subsidiary, by the Board of Directors of the Corporation, by the Directors (or other governing body) of any Subsidiary, or by any officer or employee authorized to make such designation, appointment, or election acting on behalf of the Corporation or any Subsidiary; and
     (xix) “Subsidiary” means a corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise in which the Corporation, directly or indirectly, owns at least fifty percent of the capital stock or other equity interest of such entity or enterprise.

21